Exhibit 10.29

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”), dated as of the 14th day of January, 2011, by and between Nautica Phase 2 Limited Partnership (“Seller”), an Ohio limited partnership, and Jacobs Sugar Warehouse, Inc. (“Purchaser”), a Delaware corporation, and provides as follows:

RECITALS

A. Seller is the owner of fee simple title to property, comprised of land of approximately 108,247 s.f. of real property subject to adjustment based on the Survey (as hereinafter defined), with improvements thereon, if any, on the West Bank of the Flats in Cleveland, Ohio and which is parcel #s 003-19-002, 003 and 004 of the Tax Maps for Cuyahoga County, Ohio (the “Property”).

B. Seller and Jacobs Entertainment, Inc. (“JEI”) are parties to that certain Option Agreement dated July 11, 2006, as amended by that certain Amendment to Option Agreement dated as of July 6, 2010 and, (collectively, the “Option Agreement”) which grants to JEI the option to lease the Property pursuant to the Ground Lease (attached as Exhibit B of the Option Agreement).

C. Pursuant to Section 32 of the Ground Lease, JEI has the right to purchase the Property in accordance with the purchase agreement attached to the Ground Lease as Appendix 1.

D. Seller desires to sell the Property to JEI and JEI desires to purchase the Property from Seller on the terms and conditions described in Section 32 of the Ground Lease and the form purchase agreement attached as Appendix 1 of the Ground Lease.

E. By Assignment dated effective January 13, 2011, JEI assigned its rights under the Option Agreement to Purchaser, its wholly owned subsidiary.

AGREEMENT

NOW, THEREFORE, in consideration of their mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

1. CONTRACT FOR PURCHASE AND SALE. This Agreement shall constitute a binding contract, on the terms and conditions herein set forth, for the purchase and sale of the Property.

2. PURCHASE PRICE.

a. Purchase Price. The purchase price for the Property is calculated as ten (10) times the Ground Rent under the Ground Lease. The annual Ground Rent would be One Hundred Twenty Five Thousand Dollars ($125,000) pursuant to Section 2.A.i. of the Ground Lease because a for-profit casino has not been licensed at Nautica. The aggregate purchase price for the Property shall be One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (the “Purchase Price”). The Purchase Price shall be payable in immediately useable funds at Closing (as such term is defined in Paragraph 3).

b. Additional Purchase Price. In the event that gaming becomes legal in Ohio within seven (7) years of Closing and a for-profit casino is licensed at the Nautica Entertainment Complex (including the Property), additional purchase price shall be paid to the Seller within sixty (60) days following the 12-month period beginning ninety (90) days after the commencement of operation of the casino (the “Measurement Period”). The Additional Purchase Price is equal to ten (10) times an amount equal to 1.5% of Sellers pro rata share (estimated to be approximately 17.34%) of the casino’s net gaming revenues (defined to mean gaming revenues less amounts paid to bettors, complimentary items and gaming taxes) during the Measurement Period (“Additional Purchase Price”). Pro-rata share is a percentage the denominator of which is the square footage of land comprising the properties acquired or leased at the Nautica Entertainment Complex to construct a for-profit hotel and casino on the property and the numerator of which is the square footage of the Property.

3. CLOSING.

a. The closing of the purchase and sale of the Property shall be conducted at Provident Title Agency, Inc., 26301 Curtiss Wright Parkway, Suite 210, Richmond Heights, Ohio 44143 (the “Title Company”) or at such other place as the parties may agree upon in writing (the “Closing”).

b. The Closing shall take place no later than thirty (30) days after Purchaser has notified Seller of its intention to purchase the Property.

c. At Closing, the Purchaser shall pay to the Seller the Purchase Price and contemporaneously the Seller shall deliver to Purchaser:

(i) the Deed (as defined in Paragraph 4);

(ii) an affidavit for the benefit of Purchaser and the Title Company, satisfactory to both (the “Affidavit”), stating, inter alia that: (A) no right to a mechanic’s or materialmen’s lien has accrued with respect to the Property as a result of any act or omission by the Seller and (B) there are no outstanding leases or agreements with regard to, or other parties in or entitled to possession of, the Property;

(iii) a Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code of 1986 and any other certificates required by any governmental authority or agency;

(iv) evidence of registration with the State of Ohio Department of Taxation or such other evidence of registration and good standing as may be acceptable to the Title Company;

(v) Assignment and Assumption of Contracts;

(vi) Assignment of Tenant Leases and Deposits;

(vii) Bill of Sale; and

(viii) possession of the Property.

d. Seller shall pay the costs of preparing the Deed and the Transfer Tax thereon. Purchaser shall pay all costs and expenses incurred in connection with its examination of title to the Property and the Survey and all premiums charged by the Title Company for the Title Policy (including endorsements and extended coverage).

e. Real estate taxes and utilities, including “rollback” taxes, if any, shall be prorated between the Seller and the Purchaser as of Closing, according to the number of days of the year which the Property is owned or to be owned by each party.

f. Each party shall pay its own legal, accounting and other expenses incurred in connection with this Agreement or Closing hereunder. Other closing costs shall be split 50-50% between the parties.

4. DEED; TITLE; SURVEY.

a. At Closing, Seller shall deliver to Purchaser a general warranty deed (the “Deed”) conveying to Purchaser a good and marketable, fee simple title to the Property, free and clear of all liens, encumbrances, conditions and restrictions except: (i) the lien for real estate taxes not yet due and payable;

(ii) standard utility easements of record, (iii) zoning ordinances and (iv) any liens, encumbrances, conditions, restrictions or other objections to title which do not, in Purchaser’s reasonable opinion, adversely affect Purchaser’s use of the Property.

b. Title Commitment; Title Policy. At Closing or as soon as reasonably practicable after Closing, Seller shall cause the Title Company to issue to Purchaser an ALTA Owners Policy of Title Insurance -2006 Form, satisfactory to Purchaser (the “Title Policy”).

c. Survey. The parties also acknowledge that Purchaser has caused the preparation of an updated survey of the Property prepared by MNeff Design Group, 5422 East 96th Street, Suite 120, Cleveland, Ohio 44125 (the “Survey”). Purchaser shall bear the sole cost and expense of the preparation of such Survey.

5. RISK OF LOSS. The risk of loss or damage to the Property by fire or other casualty prior to Closing shall be on the Seller, except as otherwise provided in the Option Agreement. If such loss or damage materially and adversely affects the Purchaser’s intended use and enjoyment of the Property as of Closing, the Purchaser shall be entitled to terminate this Agreement and the parties hereto shall have no further obligations or liabilities to one another hereunder.

6. DEFAULT BY SELLER. The parties agree that, in the event of a default by Seller under this Agreement, Purchaser shall be entitled to enforce this Agreement by specific performance.

7. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser the following:

a. Seller has and will have at Closing title to the Property sufficient to convey to Purchaser the Property as set forth in this Agreement.

b. To Seller’s knowledge, there are no claims, liens, mortgages, security interests, encumbrances, covenants, conditions, restrictions, rights-of-way, easements, judgments or other matters affecting title to the Property, other than as disclosed on the Title Commitment.

c. This Agreement has been duly authorized and executed by Seller and is a valid and binding obligation of, and is enforceable, in accordance with its terms, against Seller.

d. The documents delivered to Purchaser at Closing will be duly authorized and executed by Seller and will be a valid and binding obligation of, and will be enforceable in accordance with their terms, against Seller.

e. No party or entity has a right of first refusal for the purchase of the Property or any portion thereof which has not been irrevocably waived in accordance with the terms of Seller’s governing documents and applicable Ohio law. The persons executing this Agreement on behalf of Seller are authorized to do so in accordance with the terms of the governing documents of Seller.

f. To Seller’s knowledge, there is no pending or threatened condemnation or similar proceeding affecting the Property or any portion thereof, or pending public improvements, liens, or special assessments, in, about or outside the Property which will in any manner affect the Property or access to the Property, nor any legal action of any kind or character whatsoever affecting the Property which will in any manner affect Purchaser upon the consummation of the Closing.

g. There is no legal action of any kind or character whatsoever affecting Seller which will in any manner affect Seller’s ability to perform under this Agreement.

h. Seller has not received notice from any governmental authority that the Property is not in compliance with any law, ordinance, regulation, statute, rule or restriction.

i. The performance of this Agreement by Seller will not result in any breach of, or constitute any default under, or result in imposition of, any lien or encumbrance upon the Property under any agreement or other instrument to which Seller is a party or by which Seller or the Property might be bound.

j. Seller will maintain the physical condition of the Property in the same or better condition as it presently exists to the date of Closing.

k. There are no other contracts or tenant leases affecting the Property, other than those disclosed on the “Assignment of Contracts” and the “Assignment of Tenant Leases and Deposits”.

l. No action has been taken with respect to work performed or delivery of material which would give rise to a lien on the Property. At Closing, there will be no claim (or right to a claim) in favor of any person or entity which is or could become a lien on the Property, arising out of the furnishing of labor or materials at Seller’s request and there will be no unpaid assessments against the Property, except for property taxes assessed but not due and payable at the time of Closing.

m. All due and owing: (i) ad valorem taxes and personal property taxes, and (ii) all assessments or other charges for utilities, roads or the widening of such roads, or any other fees imposed by any governmental authority with respect to the Property, have been paid in full.

n. To Seller’s knowledge, Seller has not received notice (written or oral) from any governmental jurisdiction or authority that the Property is in violation of any environmental laws.

o. The representations, warranties and covenants of the Seller contained in this Agreement or in any document delivered to Purchaser pursuant to the terms of this Agreement shall be true and correct in all material respects and not in default at the time of Closing, just as though they were made at such time, and shall expressly survive the Closing.

8. AGENTS AND BROKERS. Each party hereunder represents and warrants that it did not consult or deal with any broker or agent, real estate or otherwise, with regard to this Agreement or the transactions contemplated hereby, and each party hereto agrees to indemnify and hold harmless the other party from all liability, expense, loss, cost or damage, including reasonable attorneys’ fees, that may arise by reason of any claim, demand or suit of any agent or broker arising out of facts constituting a breach of the foregoing representations and warranties.

9. BINDING AGREEMENT. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

10. NOTICES. Any notice, request or demand required or permitted to be given pursuant to this Agreement shall be conform to the Notice provision outlined in the Option Agreement.

11. INTERPRETATION. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural, and vice versa, and words in the masculine gender shall include the feminine and neuter genders, and vice versa.

12. TITLE AND HEADINGS; REFERENCES. Titles and headings to paragraphs and subparagraphs herein are inserted for the convenience or reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. All paragraph and subparagraph references in this Agreement are to the paragraphs or subparagraphs of this Agreement unless expressly stated to the contrary.

13. ENTIRE AGREEMENT, MODIFICATION. This Agreement contains the entire agreement between the parties hereto relating to the Property and supersedes all prior and contemporaneous negotiations, understandings and agreements, written or oral, between the parties hereto. This Agreement shall not be amended or modified and no waiver of any provision hereof shall be effective unless set forth in a written instrument executed with the same formality as this Agreement.

14. ASSIGNMENT. This Agreement may be assigned by the Purchaser to an entity in which it owns a controlling interest or to an entity acquiring all or substantially all of the assets of the Purchaser.

15. CHOICE OF LAWS. This Agreement shall be governed by and construed under the laws of the State of Ohio without regard to conflict of laws provisions.

16. FURTHER ACTS. Prior to and after Closing, each party hereto agrees to perform any and all such further and additional acts and execute and deliver any and all such further and additional instruments and documents as may be reasonably necessary in order to carry out the provisions and effectuate the intent of this Agreement. This provision shall survive the Closing.

[signature page to follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name pursuant to due authority as of the dates set forth below.

SELLER:

NAUTICA PHASE 2 LIMITED PARTNERSHIP,
an Ohio limited partnership

By: Nautica Phase 2 LLC, its General Partner

By: /s/ David C. Grunenwald
David C. Grunenwald, Manager

And By: /s/ Patrick J. McKinley
Patrick J. McKinley, Manager

PURCHASER:

JACOBS SUGAR WAREHOUSE, INC.,
a Delaware corporation

By: /s/ Stanley Politano
Stanley Politano, Vice President

[Signature page to Purchase Agreement]